UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2019

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1175 Peachtree Street NE, 10th Floor

Atlanta, GA 30361

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:    (888) 997-8732

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STRM	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

Private Placement

On October 10, 2019, Streamline Health Solutions, Inc. (the “Company”) entered into definitive agreements with certain institutional and accredited investors, including certain directors and executive officers of the Company, for the sale of 9,473,691 shares of the Company’s common stock at a price of $1.02 per share for aggregate proceeds of $9,663,165 in a private placement. The agreements contain customary representations, warranties and covenants. The offering is expected to close on or about October 15, 2019, subject to the satisfaction of customary closing conditions.

The net proceeds from the sale of common stock in such private placement are expected to be used for the full redemption of the Company’s outstanding convertible preferred stock and for working capital purposes.

Craig-Hallum Capital Group is acting as exclusive placement agent in connection with this private placement.

The newly issued shares of the Company will not be registered with the U.S. Securities and Exchange Commission (the “SEC”) in reliance on Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The purchasers thereunder represented to the Company that each was an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and that each was acquiring the shares of common stock for investment for its own account and without a view to distribute them. This Current Report on Form 8-K is not and shall not be deemed to be an offer to sell or the solicitation of an offer to buy any of the shares of common stock.

Pursuant to a Registration Rights Agreement, the Company has agreed to register for resale the shares of common stock issued in the private placement.

The foregoing descriptions of the Securities Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of Securities Purchase Agreement and Registration Rights Agreement, the forms of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

A copy of the press release announcing the private placement is attached hereto as Exhibit 99.1.

Item 3.02.                                        Unregistered Sales of Equity Securities.

The information set forth under Private Placement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 in its entirety.

Item 5.02.                                        Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer

On October 8, 2019, the Company announced that its Board of Directors (the “Board”) has appointed Wyche T. “Tee” Green, III as President and Chief Executive Officer of the Company on a full-time basis, effective immediately. Mr. Green has served as the interim President and Chief Executive of the Company since July 29, 2019.

Mr. Green, age 46, is currently Chairman of the Board of the Company and the Chairman and Chief Executive Officer of 121G, LLC, a Georgia-based investment company that he founded in 2013 (“121G”). In addition, Mr. Green is the former Chief Executive Officer and Executive Chairman, as well as Co-Founder, of Greenway Health, LLC, an electronic health record and practice management company. Mr. Green received a bachelor’s degree in business administration management from Auburn University.

The Company entered into a consulting agreement with 121G Consulting, LLC, an affiliate of 121G (“121G Consulting”), to provide an assessment of the Company’s innovation and growth teams and strategies and to develop a set of prioritized recommendations to be consolidated into a strategic plan for the Company’s leadership team. The term of the Agreement is three months through October 2019, and 121G Consulting is expected to receive approximately $100,000 for services rendered under the consulting agreement, as well as reasonable and documented travel and other expenses incurred by 121G Consulting in rendering its services.

There are no family relationships between Mr. Green and any director or executive officer of the Company and, other than the consulting agreement with 121G Consulting described above, there are no related party transactions required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Green’s appointment as President and Chief Executive Officer is attached hereto as Exhibit 99.2.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press release dated October 11, 2019
99.2	Press release dated October 8, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Streamline Health Solutions, Inc.

Date: October 11, 2019	By:	/s/ Thomas J. Gibson
Thomas J. Gibson
Chief Financial Officer